MuniYield California Fund, Inc.

File No.  811-6499

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Kenneth A. Froot, a Director for the Registrant, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on behalf of Mr. Froot by June 1, 2005.  A late filing was executed on July 1, 2005.